EXHIBIT 99.1

Diedrich Coffee Agrees to Sell U.S. Gloria Jean’s Coffees

Franchisee Operations

Irvine, California – March 27, 2009 – As part of its strategy to capitalize on the growth of the wholesale specialty coffee market and its strength as a premier roaster and distributor of the world’s finest coffees, Diedrich Coffee, Inc. [NASDAQ: DDRX] today announced that it has signed a definitive agreement with Praise International North America, Inc., an affiliate of Gloria Jean’s Coffees International for the sale of its Gloria Jean’s Coffees domestic franchise operations. Gloria Jean’s Coffees International holds the rights to the Gloria Jean’s Coffees brand for all international countries excluding the U.S. and Puerto Rico.

The sale of the Gloria Jean’s Coffees domestic franchise operations to Praise International North America includes a total of 102 franchise and company-operated locations in 24 states. The purchase price is approximately $3.1 million and the transaction is anticipated to close within 60 days. Terms of the sale include a five-year roasting agreement and rights to use the Gloria Jean’s Coffee brand names in perpetuity in the Company’s various wholesale business channels and Keurig K-cup product lines.

“In late 2006, Diedrich Coffee announced the sale of certain company-operated Diedrich Coffee and Coffee People retail stores as part of our plan to expand our wholesale business and focus the retail side of our business on our Gloria Jean’s franchise operations. With the transaction announced today, we will take that strategy one step further and focus primarily on the sale of specialty coffees in our wholesale business channels,” said J. Russell Phillips, president and chief executive officer of the company.

“With demands for specialty coffees for restaurants, offices and specialty retail stores continuing to trend up, Diedrich Coffee has experienced significant growth in its wholesale business especially in the sale of Keurig K-cups.”

Mr. Phillips said the Company believes that the Gloria Jean’s franchisees will embrace the new opportunities available to them as a result of the sale to Praise International North

America as part of the Gloria Jean’s International franchise system. Following the 2005 sale of the international franchising operations to Gloria Jean’s Coffees International, they have grown considerably and have proven to be a solid franchisor in the retail specialty coffee segment.

“In looking at Gloria Jean’s International’s results as a franchisor, their commitment to each franchisee and the Gloria Jean’s brand, Praise International North America was the obvious successor and is in the best position to serve our Gloria Jean’s franchise community,” Mr. Phillips commented.

“Our franchisees will benefit from the vast support, experience and resources Praise International North America’s management brings to their businesses. In addition, with more than 1,000 locations across 35 countries worldwide, Gloria Jean’s Coffees International is one of the largest, most experienced franchise coffee companies in the world.”

Nabi Saleh, a principal in Praise International North America and executive chairman of Gloria Jean’s Coffees International, said, “The acquisition of the franchising rights in the U.S. and the U.S. retail operations of Gloria Jean’s Coffees is the next step in the expansion of the Gloria Jean’s Coffees brand and franchise business. Since 1998, we have seen exponential growth in our retail business in Australia and other countries. We see a great potential in the North American market.”

About Praise International North America, Inc.

Praise International North America, Inc. has been established to be the U.S. master franchisee of Gloria Jean’s Coffees International, the Australian operator of more than 1,000 coffee houses worldwide. With locations in 35 countries, Gloria Jean’s Coffees is a leading specialty coffee retailer and one of the fastest growing franchise organizations in the world. Gloria Jean’s Coffees provides consumers with a large range of specialty coffee including estate, origins and delicious flavored coffees, and a complete menu of espresso-based beverages such as lattes, cappuccinos, chillers, cocoas and gourmet teas through its retail stores. For more information about Gloria Jean’s Coffees International, call +61 2 9894 2177, or visit the Gloria Jean’s Coffees International websites at www.gloriajeanscoffees.com.au.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company roasts and packages coffees under three brands - Diedrich Coffee, Coffee People and Gloria Jean’s Coffees. Diedrich Coffee sells its coffees through wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company's websites at www.diedrich.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 25, 2008. Except where required by law, the Company does not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

Information Contact:

J. Russell Phillips

President & Chief Executive Officer

(949) 260-1600

Sean McCarthy

Chief Financial Officer

(949) 260-6734